EXHIBIT 99.2

PRESS RELEASE                                           FOR IMMEDIATE RELEASE
Monday, June 2, 2008

CHDT CORP. ELIMINATES $345,028 IN EXPENSES FOR FY2008 & A TOTAL OF $1,725,137 IN EXPENSES FOR FY2008 THRU FY2011
AS A RESULT OF CEO CANCELLATION OF OPTIONS

Deerfield Beach, Florida:  CHDT Corp., a Florida corporation (OTCBB SYMBOL: CHDO.OB) (“CHDT”) announced today that CHDT has eliminated $345,028 in incentive compensation expenses in FY 2008 and an aggregate total of $1,725,137 in incentive compensation expenses for FY2008 through FY 2011 as a result of Stewart Wallach, CHDT CEO & President, voluntarily cancelling his non-qualified stock option for 74,666,667 million shares of CHDT Common Stock. The expense elimination for FY2008 is included in the total expense elimination for FY2008 through FY2011.

The cancellation of the options was part of an agreement (“Agreement”) with Howard Ullman, CHDT Chairman of the Board and a principal shareholder, whereby Mr. Wallach also privately purchased 35 million shares of Common Stock, $0.0001 par value per share, (“Stock”) and 939,000 shares of CHDT Series B Convertible Preferred Stock, $0.10 par value per share, (“Series B Stock”) from Mr. Ullman on June 2, 2008. The aggregate purchase price for the Stock and Series B Stock was $242,435, paid by a note.   The option cancellation and the Stock and Series B Preferred Stock purchase are part of current steps being taken by management in pursuit of the CHDT strategic goal of attaining sustained profitability in operations.

Stewart Wallach said: “These actions reflect my personal confidence in the future of CHDT.  We are committed to making CHDT profitable on a quarter-by-quarter basis in order to enhance public shareholder value.” Howard Ullman said: “Stewart and I wanted to find a way to help CHDT’s financial performance, reward Stewart for his efforts to put CHDT on the path to profitability and to do so in a manner that did not penalize CHDT or its public shareholders. We believe these transactions assist CHDT in its efforts to become profitable on a sustained basis and motivate our key operations executive to continue his extensive, current efforts to grow CHDT and enhance CHDT public shareholder value.”

Mr. Wallach and Mr. Ullman reached agreement in principle on May 23, 2008, on the basic terms of the Agreement, but said Agreement was subject to a number of conditions to the parties’ obligation to consummate the Agreement, including closing by June 2, 2008, finalizing the purchase price for the Series B Stock, which did not occur till June 2, 2008 and completion of an auditor report on the impact of the Agreement on CHDT future financial results and Mr. Ullman’s and Mr. Wallach’s review of said auditor report, which did not occur until May 31, 2008.  All of these conditions had to be satisfactory to the parties in order for the option cancellation and Series B Stock purchase to close and be consummated on June 2, 2008.

The options being cancelled are non-vested stock options as of May 24, 2008. Options that vested prior to May 24, 2008 have not been included in the cancelled stock options.

The sale of Series B Stock leaves Mr. Ullman with total ownership of 917,813 shares of Series B Stock (43% of the outstanding shares) and total ownership of 195,769,536 shares of Stock (35% of the outstanding shares) and provides Mr. Wallach with total ownership of  65,157,295 shares of Stock (12% of the outstanding shares) and 939,000 shares of Series B Stock (44% of the outstanding shares).  The Series B Stock is convertible into shares of Common Stock at 66 2/3 to 1 ratio. Mr. Wallach continues to have a non-qualified stock option for 27,733,333 million shares of Common Stock at an exercise price of $0.029 per share.

CHDT filed a Form 8-K report with the SEC on June 2, 2008 to report the above transactions and Agreement, which report contains this press release and the Agreement as exhibits.  The above summary of the Agreement and the transactions contemplated therein is qualified in its entirety by reference to the actual Agreement as filed as Exhibit 99.1 to said Form 8-K.

About CHDT: CHDT is a public holding company that engages, through its wholly owned subsidiaries, in the development, manufacturing, logistics and distribution of consumer products to retailers and wholesalers throughout North America. See http://www.chdtcorp.com for more information about the company and www.capstoneindustries.com and www.stptools.com for information on our current product offerings. Reference to the aforesaid URLs in this press release does not incorporate said URLs or any of their contents in this press release or any SEC filing by CHDT.

FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995, as amended. These statements, which include words like "anticipate," "expects," "believes," “seek,” “pursues,” “anticipates,” "promising/promises" and "appears," are based on the Company's and its subsidiaries' current expectations and involve risks and uncertainties, which risks and uncertainties may cause results to differ materially from those set forth in the statements and may be beyond CHDT's ability to foresee.  The termination of stock options does not mean that the financial performance of CHDT will significantly or otherwise improve for any fiscal period or on any ongoing basis, or will attain profitability.  Management confidence in CHDT or its securities does not mean that CHDT will attain profitability or that its stock will appreciate in value at any time or at all.  Such confidence reflects only the personal view of the officer or director in question and does not represent the view of CHDT or its directors or management. CHDT undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release and risks associated with any investment in CHDT, which is a small business concern and a "penny stock company" and, as such, a highly risky investment suitable for only those who can afford to lose their entire investment in CHDT, should be evaluated together with the many risks and uncertainties that affect CHDT's business and financial condition now and in the future, particularly those mentioned in the risk factors and cautionary statements in current and future CHDT's SEC Filings.

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